Exhibit 99.1

Press Release

The Houston Exploration Company

Announces Fourth Quarter and Full-Year 2004 Earnings Date and Call Information —

Offers a Preview of 2004 Financial Results

Houston, Texas – January 20, 2005 – The Houston Exploration Company (NYSE:THX) announced today that it will release its fourth quarter and full-year 2004 earnings results before the market opens on Thursday, February 17, 2005.

In conjunction with the release, the company will hold a conference call to review the results at 9:00 a.m. Central Time on February 17. To participate in the conference call by telephone, dial (800) 374-0699 prior to the start. A delayed playback of the call will be available for one week beginning at approximately 1:00 p.m. on February 17. To access the playback, dial (706) 645-9291 and provide the confirmation code, 3521129. In addition, the call will be broadcast live over the Internet and can be accessed at www.houstonexploration.com.

Pending the February 17 release, the company offered the following updates to its previously announced guidance.

Production
The company anticipates full-year 2004 production will be consistent with its guidance of 124 billion cubic feet of natural gas equivalent (Bcfe) to 125 Bcfe, with fourth quarter production down sequentially from the third quarter at approximately 329 million cubic feet of natural gas equivalent per day (MMcfe/d) primarily due to the operational developments mentioned below. The company still maintains its guidance of 6 percent production growth for 2005.

•	As a result of rising drilling costs, during the fourth quarter the company reduced its rig activity to keep capital spending within its budget and, as a result, elected to reduce rig activity in South Texas from six rigs to four and in Arkansas from three rigs to one. The company then deferred the completion of seven wells in South Texas capable of producing an estimated 11 MMcfe/d, net, and five wells in Arkansas capable of producing an estimated 2 MMcfe/d, net. By the end of January the company will resume its six-rig program in South Texas. A second rig is again working in Arkansas, and similar to 2004, a third rig is expected to be running by the end of the first quarter 2005.

•	Throughout the fourth quarter production from 18 of the 24 successful wells drilled in the Uinta Basin remained delayed, awaiting right-of-way approval from the Bureau of Land Management (BLM). Combined, the company estimates these 18 wells are capable of producing more than 9 MMcfe/d, net. BLM pipeline approval has since been granted on 11 of the wells and they are expected to contribute an estimated 5 MMcfe/d, net, by the end of the first quarter 2005. Six wells are presently producing approximately 4 MMcfe/d, net.

•	The High Island 115 field, which is outside operated, was shut in for a net loss of approximately 9 MMcfe/d during the fourth quarter due to a required workover to repair a mechanical issue. The company estimates that production may be delayed until the third quarter 2005.

•	The company’s High Island A-283 field declined 5 MMcfe/d, net, during the fourth quarter. Total production from the field is currently 29 MMcfe/d, net, and should continue with natural declines during the year.

DD&A Expenses
Based upon preliminary, third-party reservoir engineering reports regarding the company’s 2004 reserve data, the company estimates that fourth quarter 2004 depreciation, depletion and amortization, including asset retirement accretion, will be $2.35 per thousand cubic feet of natural gas equivalent (Mcfe). The $0.16 per Mcfe increase over the company’s previous guidance is largely attributable to the higher future development costs related to Gulf of Mexico assets purchased during the fourth quarter, and the number of undeveloped reserves scheduled to be booked in the Rocky Mountain region during 2004.

G&A and Income Tax Expenses
The company expects fourth quarter 2004 net general and administrative expenses of $0.38 per Mcfe, approximately $0.19 per Mcfe over the company’s prior guidance. Substantially all of this increase relates to senior executive organizational changes made within the company during the fourth quarter that resulted in a one-time recognition of severance expenses totaling $5.1 million for three executives whose reporting structures were affected. In addition, the company expects to report additional income tax expenses for the fourth quarter of approximately $400,000 due to the limited deductibility of executive compensation expenses paid during the year.

Pricing
Lastly, the company expects its average realized commodity price for the fourth quarter to be $5.24 per Mcf for natural gas and $42.05 per barrel for crude oil and liquids. These estimates include the effects of the company’s hedge positions.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s website at www.houstonexploration.com.

Forward-looking statements:
This news release and oral statements regarding the subjects of this release, including the conference call announced herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information. Important factors that could cause actual results to materially differ from the company’s current expectations include the completion of the company’s year-end audit, price volatility, the risk of future writedowns, the accuracy of estimates regarding spending requirements, the inability to meet substantial capital requirements, the constraints imposed by current indebtedness, reserve replacement risks, drilling risks and results, the risks associated with the recent acquisitions, the integration of acquired assets and other factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2003. The company assumes no responsibility to update any of the information referenced in this news release.

Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com